Exhibit 99.1

Contact:

Rush Enterprises, Inc., New Braunfels

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS THIRD QUARTER 2026 RESULTS,
ANNOUNCES $0.14 PER SHARE DIVIDEND

●	Revenues of $2.1 billion, net income of $78.0 million
●	Earnings per diluted share of $0.65
●	Strong Class 8 deliveries during quarter; industry-wide order intake slowed while EPA finalizes regulations
●	Absorption ratio 128.3%
●	Board declares cash dividend of $0.14 per share of Class A and Class B common stock

NEW BRAUNFELS, Texas, October 27, 2026 — Rush Enterprises, Inc. (Nasdaq: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended September 30, 2026, the Company achieved revenues of $2.113 billion and net income of $78.0 million, or $0.65 per diluted share, compared with revenues of $1.881 billion and net income of $66.7 million, or $0.55 per diluted share, in the quarter ended September 30, 2025. Additionally, the Company’s Board of Directors declared a cash dividend of $0.14 per share of Class A and Class B common stock, to be paid on December 10, 2026, to all shareholders of record as of November 11, 2026. “We are pleased to declare this quarterly dividend, which reflects our ongoing commitment to returning capital to our shareholders while continuing to invest in our business,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc.

On July 28, 2026, the Company’s Board of Directors declared a three-for-two stock split with respect to both the Company’s Class A and Class B common stock, which was effected in the form of a stock dividend. On August 31, 2026, the Company distributed one additional share of stock for every two shares of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, held by shareholders of record as of August 11, 2026. All share and per share data in this earnings release have been adjusted and restated to reflect the stock split as if it occurred on the first day of the earliest period presented.

“I am proud of our team and the results we achieved during the third quarter. We delivered solid growth in revenues and earnings compared to the same period last year, primarily due to increased new truck deliveries and aftermarket activity. We believe that our results reflect the continued improvement of freight markets following the extended industry downcycle, and we expect that improvement to continue in the fourth quarter,” Rush said.

“Our performance during the quarter also demonstrates the importance of the diversified business we have built over many years, which allows us to serve commercial vehicle operators across a broad range of needs. Our broad customer base and comprehensive offerings helped us capitalize on improving demand, resulting in strong financial results in the third quarter,” Rush explained. “I was also pleased with our employees’ execution during the quarter, in addition to the numerous ways in which I witnessed them demonstrate their commitment to our customers. We believe that our ability to strengthen customer relationships through superior customer service is a key driver to growing our business as the premier solutions provider to the commercial vehicle industry,” Rush continued.

Strategic Growth and Expansion

During the third quarter, the Company completed its previously announced 50 percent-owned joint venture with MCT Companies, one of the largest Carrier Transicold dealers in the United States. The joint venture operates 17 full-service dealerships and three mobile service locations across California, Nebraska, Kansas, North Carolina, South Carolina and Virginia. MCT Companies provides sales, parts, and service for transport refrigeration systems and auxiliary power units, as well as refrigerated trailer rentals and mobile service.

“Our investment in MCT Companies marks our entrance into the refrigerated transportation sector and represents another step in our strategy to become the total solutions provider to the commercial vehicle industry,” Rush said. “Our strategic growth initiatives are focused on supporting the growth of MCT’s business, continuing to pursue expansion opportunities within our existing markets and acquiring or investing in businesses that are adjacent to the commercial vehicle industry. We believe that the successful execution of these initiatives will allow us to better serve our customers’ needs, which we believe will position us to deliver greater value to both customers and shareholders over the long term,” he continued.

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 62.8% of the Company’s total gross profit in the third quarter of 2026, with parts, service and collision center revenues totaling $679.9 million, up 5.8% compared to the third quarter of 2025. The Company achieved a quarterly absorption ratio of 128.3% in the third quarter of 2026, compared to 129.3% in the third quarter of 2025.

“We were encouraged by improved aftermarket demand during the third quarter. We experienced growth across all customer segments, with energy and wholesale customers representing the fastest-growing segments. While the aftermarket recovery has not been as robust as the increase in demand for new commercial vehicles, we saw positive signs of improved aftermarket demand among smaller, local customers as well,” he continued.

“Looking ahead, we expect aftermarket demand to continue to gradually improve through the remainder of the year, subject to normal seasonal patterns. We also believe that new truck deliveries from our backlog that are currently scheduled for the fourth quarter of 2026 through the first quarter of 2027 will generate additional aftermarket activity. We remain focused on executing on certain of our aftermarket strategic initiatives, which include improving operating efficiency and expanding our relationships with local customers through a more disciplined approach to account management. We believe these efforts will help us capture additional aftermarket business and meet more of our customers’ ongoing maintenance and repair needs,” he added.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 59,616 units in the third quarter of 2026, up 10.2% compared to the third quarter of 2025, according to ACT Research. The Company sold 3,880 new Class 8 trucks in the U.S. during the third quarter, an increase of 24.4% compared to the third quarter of 2025, and accounted for 6.5% of the new U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales of new Class 8 trucks to total 229,400 units in 2026, a 7.8% increase compared to 2025. The Company sold 114 new Class 8 trucks in Canada during the third quarter of 2026 and accounted for 1.7% of the new Canadian Class 8 truck market.

“Our Class 8 truck sales increased substantially during the third quarter, outpacing the industry and allowing us to gain market share. Our over-the-road customer segment was the primary driver of that improvement, as stronger freight rates and our customers’ need to replace aging equipment supported demand,” Rush stated.

“Our current backlog suggests that our new commercial vehicle sales will be strong in the fourth quarter and into the first quarter of 2027, although supply capacity constraints may affect the timing of deliveries. However, quoting and new order activity have slowed recently as the industry awaits the EPA’s final rules with respect to its 2027 emissions regulations. Until the rules are finalized, manufacturer pricing for 2027 may continue to be fluid, which will likely result in customers delaying purchasing decisions. On a positive note, while the timing of future orders for commercial vehicles remains uncertain, we believe that industry demand for new Class 8 trucks is still healthy and that orders will pick up shortly after the EPA finalizes its rules. We further believe that we are well positioned to serve customers with their near-term equipment needs once they have the necessary information from both the EPA and manufacturers to plan their vehicle replacement strategy,” he explained.

New U.S. Class 4-7 retail commercial vehicle sales totaled 53,580 units in the third quarter of 2026, an increase of 0.8% compared to the third quarter of 2025, according to ACT Research. The Company sold 3,265 new Class 4-7 medium-duty commercial vehicles in the U.S. during the quarter, an increase of 9.6% compared to the third quarter of 2025, and accounted for 6.1% of the total new U.S. Class 4-7 commercial vehicle market. ACT Research forecasts U.S. retail sales for new Class 4 through 7 commercial vehicles to be approximately 218,575 units in 2026, an increase of 0.5% compared to 2025. The Company sold 554 Class 5-7 commercial vehicles in Canada during the third quarter of 2026, accounting for 13.7% of the new Canadian Class 5-7 commercial vehicle market.

“Our medium-duty sales continued to strengthen during the third quarter, driven in large part by increased deliveries to our larger fleet customers that had delayed their purchases until the second half of 2026. We were pleased to grow sales and outperform the market in a quarter when overall industry sales were essentially flat. Our ready-to-roll inventory also positioned us to meet customer demand as manufacturers’ capacity to accept additional orders became more limited,” Rush noted.

“We remain positive about our medium-duty sales opportunities in the fourth quarter and into early 2027, although production delays and limited availability from certain of the manufacturers we represent may present challenges. In order to address these potential challenges, we increased our inventory during the third quarter to get in front of potential production constraints. We believe our strategy will provide us with a competitive advantage and allow us to serve customers who need medium-duty equipment in the near term,” he continued.

The Company sold 1,913 used commercial vehicles in the third quarter of 2026, an increase of 5.5% compared to the third quarter of 2025. “Used truck demand remained healthy during the third quarter, with sales increasing both year over year and sequentially. Smaller fleets continued to seek used equipment as limited availability of new trucks and anticipated price increases for new 2027 model year vehicles made used vehicles an attractive alternative. Financing availability also improved as lenders became more willing to extend credit, although interest rates remained elevated. Additionally, we experienced less seasonal slowdown than we typically see in used truck demand, and we expect demand to remain strong through the fourth quarter and into early 2027. Increased new commercial vehicle deliveries should also provide additional trade-ins to meet this anticipated continued demand,” Rush stated.

Leasing and Rental

Leasing and rental revenue in the third quarter of 2026 was $98.2 million, up 5.3% compared to the third quarter of 2025. “Our leasing and rental business delivered improved results during the third quarter, led by higher rental utilization and stronger rental profitability. Full-service leasing also continued to grow, and improved operating costs contributed to our performance. We also added vehicles under contract maintenance agreements during the quarter, which generated additional service business and strengthened our ongoing customer relationships. These results demonstrate the value of Rush Truck Leasing’s stable revenue model and its contribution to our overall financial performance,” Rush said.

“We expect rental demand to remain strong through the fourth quarter and into early 2027, as customers evaluate alternatives to purchasing higher-priced commercial vehicles. However, we believe that leasing demand may soften in the first quarter of 2027 due to the fact that many customers purchased replacement vehicles ahead of anticipated new 2027 model price increases. Our priorities include adding new lease customers, expanding our contract maintenance customer base and selectively growing our rental fleet as demand supports it. We believe these opportunities position Rush Truck Leasing to continue to be an important contributor to our overall performance,” he added.

Financial Highlights

In the third quarter of 2026, the Company’s gross revenues totaled $2.113 billion, a 12.4% increase from $1.881 billion in the third quarter of 2025. Net income for the quarter was $78.0 million, or $0.65 per diluted share, compared to net income of $66.7 million, or $0.55 per diluted share, in the quarter ended September 30, 2025.

Aftermarket products and services revenues were $679.9 million in the third quarter of 2026, compared to $642.7 million in the third quarter of 2025. The Company delivered 3,994 new heavy-duty trucks, 3,819 new medium-duty commercial vehicles, 1,418 new light-duty commercial vehicles, and 1,913 used commercial vehicles during the third quarter of 2026, compared to 3,215 new heavy-duty trucks, 3,427 new medium-duty commercial vehicles, 858 new light-duty commercial vehicles, and 1,814 used commercial vehicles during the third quarter of 2025.

Rush Truck Leasing operates 72 PacLease and Idealease franchises across the United States and Ontario, Canada with more than 10,000 trucks in its lease and rental fleet and more than 2,400 trucks under contract maintenance agreements. Leasing and rental revenue increased 5.3% in the third quarter of 2026, compared to the third quarter of 2025.

During the third quarter of 2026, the Company repurchased $10.3 million of its common stock pursuant to its stock repurchase plan, paid a cash dividend of $16.4 million and ended the quarter with $226.4 million in cash and cash equivalents.

“Our third quarter results demonstrate the strength of our diversified business model and our ability to return capital to shareholders while continuing to invest in our business. We believe that our total solutions strategy differentiates us by bringing together the equipment, services and support that customers need throughout the commercial vehicle life cycle. We believe that our approach will help customers manage their fleets in the most efficient manner and keep their vehicles up and running, while also providing us with more opportunities to strengthen those relationships and earn more of each customer’s business in areas where we may not be as strong today. We are focused on executing this strategy and allocating capital responsibly to create long-term value for our shareholders,” Rush stated.

“Finally, I want to thank our employees for their hard work and commitment to our customers and to one another. Their expertise and dedication were essential to our performance this quarter. On behalf of our Board of Directors and leadership team, I want to express our appreciation for their contributions and their continued commitment to Rush Enterprises,” he concluded.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter of 2026 on October 28, 2026, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live via the Internet at:

http://investor.rushenterprises.com/events.cfm.

Participants may register for the call at:

https://register-conf.media-server.com/register/BIb0ffed11621b4638812a165f5443c0ae

While not required, it is recommended that you join the event 10 minutes prior to the start.

For those who cannot listen to the live broadcast, the webcast replay will be available at:

http://investor.rushenterprises.com/events.cfm.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 160 locations in 24 states and Ontario, Canada. These vehicle centers, strategically located in high-traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus, and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, and leasing and rental solutions. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), transportation refrigeration units and auxiliary power units (through its investment in MCT Holdco LLC), telematics products and other vehicle technologies, as well as vehicle modification and upfitting, chrome accessories, and tires. For more information, please visit us at www.rushtruckcenters.com and www.rushenterprises.com, on X @rushtruckcenter, Facebook.com/rushtruckcenters and www.linkedin.com/company/rushenterprises-inc.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts, and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, increased fuel prices as a result of the conflict in Iran, governmental regulation and supervision, including engine emission regulations, U.S. and global trade policies, product introductions and acceptance, changes in industry practices, one-time events, and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2025. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remain at the sole discretion of the Company’s Board of Directors, and the declaration and payment of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

(Unaudited)

	September 30,	December 31,
	2026	2025

Assets
Current assets:
Cash, cash equivalents and restricted cash	$226,400	$212,645
Accounts receivable, net	333,433	277,784
Note receivable, affiliate	10,606	11,576
Inventories, net	1,722,291	1,534,471
Prepaid expenses and other	26,228	54,662
Total current assets	2,318,958	2,091,138
Property and equipment, net	1,694,934	1,694,738
Operating lease right-of-use assets, net	127,026	124,130
Goodwill, net	469,034	441,615
Other assets, net	128,611	78,915
Total assets	$4,738,563	$4,430,536

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$964,535	$917,955
Current maturities of long-term debt	121	127
Current maturities of finance lease obligations	29,209	34,519
Current maturities of operating lease obligations	22,043	19,285
Trade accounts payable	302,969	230,763
Customer deposits	109,552	112,149
Accrued expenses	177,340	177,292
Total current liabilities	1,605,769	1,492,090
Long-term debt, net of current maturities	269,705	274,798
Finance lease obligations, net of current maturities	81,156	88,149
Operating lease obligations, net of current maturities	107,941	107,698
Other long-term liabilities	40,054	34,225
Deferred income taxes, net	215,902	207,733
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2026 and 2025	–	–
Common stock, par value $.01 per share; 105,000,000 Class A shares and 35,000,000 Class B shares authorized; 91,790,881 Class A shares and 25,003,388 Class B shares outstanding in 2026; and 90,172,640 Class A shares and 24,656,864 Class B shares outstanding in 2025	1,167	835
Additional paid-in capital	680,128	634,266
Treasury stock, at cost: 202,222 Class A shares and 12,624 Class B shares in 2026; and 6,880,187 Class A shares and 3,528,245 Class B shares in 2025	(10,336)	(331,150)
Retained earnings	1,733,399	1,904,091
Accumulated other comprehensive income (loss)	(10,262)	(4,813)
Total Rush Enterprises, Inc. shareholders’ equity	2,394,096	2,203,229
Noncontrolling interest	23,940	22,614
Total shareholders’ equity	2,418,036	2,225,843
Total liabilities and shareholders’ equity	$4,738,563	$4,430,536

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Revenues
New and used commercial vehicle sales	$1,324,922	$1,134,856	$3,429,057	$3,457,130
Aftermarket products and services sales	679,934	642,658	1,952,787	1,897,984
Lease and rental sales	98,205	93,304	285,329	276,681
Finance and insurance	6,142	5,575	18,117	16,339
Other	3,895	4,372	11,676	14,168
Total revenue	2,113,098	1,880,765	5,696,966	5,662,302
Cost of products sold
New and used commercial vehicle sales	1,219,570	1,034,698	3,149,569	3,152,875
Aftermarket products and services sales	436,833	403,811	1,250,738	1,198,565
Lease and rental sales	69,729	67,504	204,218	198,679
Total cost of products sold	1,726,132	1,506,013	4,604,525	4,550,119
Gross profit	386,966	374,752	1,092,441	1,112,183
Selling, general and administrative expense	259,975	256,403	748,084	757,187
Depreciation and amortization expense	18,655	18,155	56,441	53,022
Gain (loss) on sale of assets	(337)	(164)	(523)	131
Operating income	107,999	100,030	287,393	302,105
Other income (loss), net	186	(438)	(804)	(1,250)
Interest expense, net	5,768	11,718	16,505	37,307
Income before taxes	102,417	87,874	270,084	263,548
Income tax provision	23,534	20,136	56,500	62,204
Net income	78,883	67,738	213,584	201,344
Less: Net income attributable to noncontrolling Interest	840	1,048	1,326	1,894
Net income attributable to Rush Enterprises, Inc.	$78,043	$66,690	$212,258	$199,450

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$0.67	$0.57	$1.82	$1.69
Diluted	$0.65	$0.55	$1.76	$1.64

Weighted average shares outstanding:
Basic	116,956	117,353	116,706	118,139
Diluted	120,455	120,890	120,271	121,751

Dividends declared per common share	$0.14	$0.13	$0.39	$0.37

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted Total Debt, Adjusted Net (cash) Debt, EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow and Adjusted Invested Capital, which exclude certain items disclosed in the attached financial tables. Please note that all non-GAAP financial measures are provided on an unaudited basis. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Commercial Vehicle Sales Revenue (in thousands)	September 30, 2026	September 30, 2025
New heavy-duty vehicles	$701,713	$591,802
New medium-duty vehicles (including bus sales)	436,215	393,831
New light-duty vehicles	74,496	49,606
Used vehicles	101,694	95,304
Other vehicles	10,804	4,313

Absorption Ratio	128.3%	129.3%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	September 30, 2026	September 30, 2025
Floor plan notes payable	$964,535	$1,007,092
Current maturities of long-term debt	121	125
Current maturities of finance lease obligations	29,209	36,093
Long-term debt, net of current maturities	269,705	263,007
Finance lease obligations, net of current maturities	81,156	89,603
Total Debt (GAAP)	1,344,726	1,395,920
Adjustments:
Debt related to lease & rental fleet	(376,902)	(385,370)
Floor plan notes payable	(964,535)	(1,007,092)
Adjusted Total Debt (Non-GAAP)	3,289	3,458
Adjustment:
Cash and cash equivalents	(226,400)	(242,005)
Adjusted Net Debt (Cash) (Non-GAAP)	$(223,111)	$(238,547)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring vehicles financed as collateral through a banking institution or the vendor’s financing arm and is required to be repaid as the collateral is sold. The Company has the capacity to finance all of its new and used inventory under its lines of credit established for these purposes but may choose to only partially finance them depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes that excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	September 30, 2026	September 30, 2025
Net Income attributable to Rush Enterprises, Inc. (GAAP)	$276,586	$274,202
Provision for income taxes	74,124	83,627
Interest expense	25,433	53,064
Depreciation and amortization	74,555	70,195
(Gain) loss on sale of assets	239	(250)
EBITDA (Non-GAAP)	450,937	480,838
Adjustment:
Less Interest expense associated with FPNP and L&RFD	(31,172)	(54,844)
Adjusted EBITDA (Non-GAAP)	$419,765	$425,994

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended for each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP and the L&RFD to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP and L&RFD as an operating expense of the Company, and provides management with supplemental information regarding operating results and assists investors in performing analysis that is consistent with financial models developed by management and research analysts. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	September 30, 2026	September 30, 2025
Net cash provided by operations (GAAP)	$372,348	$1,139,643
Acquisition of property and equipment	(311,023)	(447,644)
Free cash flow (Non-GAAP)	61,325	691,999
Adjustments:
Draws on floor plan financing, net	185,377	(291,925)
Cash used for L&RF purchases	240,388	344,016
Non-maintenance capital expenditures	52,485	50,187
Adjusted Free Cash Flow (Non-GAAP)	$539,575	$794,278

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts scheduled principal payments on fixed rate notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; (v) subtracts lease and rental fleet purchases that are included in acquisition of property and equipment and not financed under the lines of credit for cash and interest expense management purposes; and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	September 30, 2026	September 30, 2025
Total Rush Enterprises, Inc. shareholders’ equity (GAAP)	$2,393,678	$2,214,499
Adjusted net debt (cash) (Non-GAAP)	(223,111)	(393,459)
Adjusted Invested Capital (Non-GAAP)	$2,170,567	$1,821,040

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management with a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.